Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

Registration Statement (Form S-8 No. 333-217389) pertaining to the Warrior Met Coal, Inc. 2017 Equity Incentive Plan;

Registration Statement (Form S-8 No. 333-223049) pertaining to the Warrior Met Coal, LLC 2016 Equity Incentive Plan; and

Registration Statements (Form S-3ASR No. 333-234368 and 333-267688) pertaining to the registration of debt securities, common stock, preferred stock, rights, depositary shares, warrants, and purchase contracts;

of our report dated February 13, 2025, except for Note 20, as to which the date is September 26, 2025, with respect to the financial statements of Warrior Met Coal, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Birmingham, Alabama

September 26, 2025